EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Liberty Live Holdings, Inc. 2025 Omnibus Incentive Plan and the Liberty Live Holdings, Inc. Transitional Stock Adjustment Plan of our report dated February 20, 2025, with respect to the consolidated financial statements of Live Nation Entertainment, Inc., incorporated by reference in the Proxy Statement of Liberty Media Corporation and Amendment No. 2 to the Registration Statement (Form S-4 No. 333-288960) and related Prospectus of Liberty Live Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California
December 17, 2025